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Exhibit 3.3

                            ACTION BY THE DIRECTORS
                       of Sims Agricultural Products Co.

                             Effective June 30, 1993

         The undersigned, being all of the Directors of Sims Agricultural Products Co., an Ohio corporation, do hereby take the following action by this writing, effective on the date first set forth above.

         The following resolution with respect to the issuance of Series A and Series B Preferred Shares of the Corporation is hereby adopted, approved and ratified.

         RESOLVED, that the Corporation issue 125 Series A Preferred Shares to Ross Strayer in exchange for $250,000 of short term debt and that the Corporation issue 125 Series B Preferred Shares to Ross Strayer in exchange for an additional $250,000 of short term debt.

         BE IT FURTHER RESOLVED, that the Series A and Series B Preferred Shares have the following terms:

         The Company is authorized to issue Five Hundred (250) shares of preferred stock, of which 125 have been authorized as Series A Preferred Shares and 125 as Series B Preferred Shares, having a declared value and liquidation preference of $2,000 per Share. Upon liquidation, dissolution or winding up of the affairs of the Company, and after payment of creditors, the assets legally available for distribution will be divided ratably on a share-for-share basis among the holders of the outstanding shares of Common Stock, after payment of $2,000 per Share for each Series A and Series B Preferred Share issued and outstanding.

         The Series A Preferred Stock is a non-participating preferred stock which carries no voting rights, except as explicitly required by Ohio law. The Series B Preferred Shares carry no voting rights, except as may be explicitly required by Ohio law. The Series A Preferred Stock is putable by the holder in the event that the Company completes a public offering in the aggregate amount of $1,250,000 on or before December 31, 1994. The put price is $2,000 per Series A Preferred Share. The Company shall notify the holder of the Series A Preferred Shares within thirty days of the completion of the $1,250,000 public offering. For purposes of this right, completion shall mean receipt by the Company of gross offering proceeds in excess of $1,000,000, but only to the extent that the gross offering proceeds exceeds $1,000,000. The intent of this provision is that the Series A Preferred Shares may only be put to the Company and thereupon redeemed with and to the extent that the gross public offering proceeds exceed $1,000,000.

         The Series A Preferred Shares are not entitled to any dividends. The Series B Preferred Shares are entitled to a cumulative annual dividend equivalent to the Wall Street Journal Prime Rate, adjusted semi-annually and payable semi-annually on November 30 and May 30 of each year, commencing November 30, 1994. The time period for commencement of dividends shall
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be January 1, 1994. The liquidation preference is increased by any cumulated, unpaid dividends. No dividends may be paid on the Company's Common Stock until and unless all dividends for the Series B Preferred Shares have been paid in full. The Series B Preferred Shares shall not participate with the Common Shares in any common dividend.

         No other preferred shares shall be issued by the Company unless such shares are subordinate in liquidation to the Series A and Series B Preferred Shares. However, the Company has reserved the right to issue additional preferred shares which could have dividend rights or other rights more favorable than the terms of the Series A or B Preferred Shares.

         The Company shall have the right to call the Series B Preferred Shares for redemption at any time on thirty (30) days written notice to the holder, at $2,000 per share plus accrued and unpaid dividends, if any.

Restrictions on Resale of Shares

         The Series A and Series B Preferred Shares are to be issued pursuant to Ross Strayer pursuant to exemption from registration in Ohio and exemption from federal registration under Regulation D, Rule 504 of the Securities Act of 1933, as amended. The Series A and Series B Preferred Shares will be "restricted securities" and bear significant restrictions against transfer, sale or assignment.

         IN WITNESS WHEREOF, the action taken by the undersigned is effective on the date first set forth above.


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                                       G. CAMERON BOWEN


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                                       D. ROSS STRAYER


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                                       DALLAS H. PAUL


                                       ----------------------------------------
                                       JOHN H. BOWEN

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